                                                                     EXHIBIT 4.4



                                    AGREEMENT


                  This Agreement (this "Agreement") dated as of March 29, 2002 is entered into by and between Champion Enterprises, Inc., a corporation organized under the laws of Michigan (together with its successors, "Champion"), and Fletcher International, Ltd., a company organized under the laws of Bermuda (together with its successors, "Fletcher").

                  The parties hereto agree as follows:

                  1. Purchase and Sale. In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

                           (a) Fletcher agrees to purchase from Champion for an aggregate purchase price of twenty-five million dollars ($25,000,000), and Champion agrees to sell to Fletcher on the Initial Closing Date (as defined below), in accordance with Section 2 below,
         (i) twenty-five thousand (25,000) shares (the "Initial Preferred Shares") of Champion's Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock"), having the terms and conditions set forth in the Certificate of Rights and Preferences attached hereto as Annex A (the "Certificate of Rights and Preferences"), (ii) one warrant in the form attached hereto as Annex L (a "Warrant"), (iii) the Fletcher Rights as provided in Section 1(c) hereof, and (iv) the other rights described herein (including, but not limited to, the amendment to the Certificate of Rights and Preferences of Series B-1 Cumulative Convertible Preferred Stock of Champion Enterprises, Inc. as provided in Section 1(f) hereof and the extension of the Fletcher Rights Period (as defined in Section 1(c) of the Prior Agreement) as set forth in
         Section 1(g) hereof). Fletcher shall have the right to convert the outstanding Initial Preferred Shares into shares of Common Stock of Champion, par value one dollar ($1.00) (the "Common Stock"), in the manner, and subject to the terms, specified in this Agreement and in the Certificate of Rights and Preferences. Fletcher shall have the right to exercise the Warrant in the manner, and subject to the terms, specified in this Agreement and in the Warrant.

                           (b) The closing (the "Initial Closing") of the sale of the Initial Preferred Shares and the Warrant shall occur on Tuesday, April 2, 2002, or at such other date and time as Fletcher and Champion shall mutually agree (such date, the "Initial Closing Date").

                           (c) Champion grants Fletcher rights (the "Fletcher Rights") to require Champion to issue to it from time to time, in whole or in part, up to an aggregate of ten thousand (10,000) shares of Series C Preferred Stock (such shares shall collectively be referred to as the "Additional Preferred Shares" and together with the Initial Preferred Shares, the "Series C Preferred Shares") at a price of one thousand dollars ($1,000) per share for an aggregate purchase price for all Fletcher Rights of ten million dollars ($10,000,000). Fletcher shall have the right to convert the outstanding Additional Preferred Shares into shares of Common Stock in the manner, and subject to the terms, specified in this Agreement and in the Certificate of Rights and Preferences. To exercise any Fletcher Rights, Fletcher shall deliver one or more written notices substantially in the form attached hereto as Annex B (a "Fletcher Notice") to Champion from time to time during the period commencing on the date hereof (the "Rights Commencement Date") and ending no later than sixty (60) Business Days after and excluding the Rights Commencement Date (the "Fletcher Rights Period"). Fletcher may deliver, in the aggregate, no more than four (4) Fletcher Notices. Upon satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 14 and 15 hereof, the closing of each exercise of Fletcher Rights (each, a "Subsequent Closing") shall take place on the date that is two (2) Business Days following and excluding delivery of the Fletcher Notice, or at such other date and time as Fletcher and Champion shall mutually agree (such date and time being referred to herein as the "Subsequent Closing Date," and together with the Initial Closing Date, each a "Closing Date"). Fletcher may, in its sole discretion and at any time, waive all or any part of the Fletcher Rights by delivering written notice to that effect to the Company.

                           (d) The Warrant is exercisable into Common Shares in accordance with the terms and conditions set forth in the Warrant. The form of the "Warrant Exercise Notice" to be executed and delivered by Fletcher to Champion specified therein is attached as
         Exhibit 1 to the Warrant and the form of the "Warrant Exercise Delivery Notice" to be executed and delivered by Champion to Fletcher as specified therein is attached as Exhibit 2 to the Warrant.

                           (e) Champion grants Fletcher the rights to redeem all or part of the Series C Preferred Shares (including any accrued and unpaid dividends), pursuant to the terms and conditions set forth in the Certificate of Rights and Preferences (the "Redemption Rights"), upon delivery of a notice of redemption in the form attached hereto as Annex C (the "Redemption Notice"). Under certain circumstances set forth in the Certificate of Rights and Preferences, Champion may satisfy its redemption obligations by delivering shares of Common Stock (the amount of which shall be determined pursuant to the terms and conditions set forth in the Certificate of Rights and Preferences) (the "Redemption Common Stock").

                           (f) On the Initial Closing Date, Champion shall file with the Michigan Department of Consumer and Industry Services an Amended and Restated Certificate of Rights and Preferences of Series B-1 Cumulative Convertible Preferred Stock of Champion Enterprises, Inc., having the terms and conditions set forth in the First Amended and Restated Certificate of Rights and Preferences of Series B-1 Cumulative Convertible Preferred Stock of Champion Enterprises, Inc. attached hereto as Annex M (the "Amended Series B-1 Certificate"). Additionally, Annex N attached hereto shall replace in its entirety Annex A to the Prior Agreement (as defined below). Each Subsequent Certificate of Rights and Preferences (as defined in the Prior Agreement) shall have the same terms and conditions as set forth in Annex N, except as set forth in Section 1(c) of the Prior Agreement.

                           (g) Fletcher and Champion hereby agree that the expiration of the Fletcher Rights Period (as defined in Section 1(c) of the Prior Agreement) shall be extended to December 31, 2004.

                           (h) As used herein, the term "Common Shares" means the Redemption Common Stock and shares issuable upon conversion or redemption of or as dividends under the Series C Preferred Shares, and all other Common Stock issuable under the Certificate of Rights and Preferences, the Warrant or this Agreement; the term "Prior Agreement" means the Agreement dated as of June 29, 2001 between Champion and Fletcher; the term "Prior Common Shares" means the Common Shares (as that term is defined in the Prior Agreement); the term "Investment Securities" means the Series C Preferred Shares and the Warrant issued hereunder, and all Common Shares; the term "Business Day" means any day on which the Common Stock may be traded on the NYSE or, if not admitted for trading on the NYSE, on any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed; and the term "NYSE" means the New York Stock Exchange, but if the New York Stock Exchange is not then the principal U.S. trading market for the Common Stock, or such other applicable common stock, then "NYSE" shall be deemed to mean the principal U.S. national securities exchange (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) on which the Common Stock, or such other applicable common stock, is then traded, or if such Common Stock, or such other applicable common stock, is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security or a Nasdaq SmallCap Market Security by the National Association of Securities Dealers, Inc. ("NASD"), then such market system, or if such Common Stock, or such other applicable common stock, is not listed or quoted on any of the foregoing, then the OTC Bulletin Board.

                  2. Initial Closing. The Initial Closing shall take place initially via facsimile on the Initial Closing Date in the manner set forth below; provided that original certificates representing shares of Series C Preferred Stock and the Warrant shall be delivered via Federal Express or another reputable overnight carrier to Fletcher as Fletcher instructs in writing. At the Initial Closing, the following deliveries shall be made:

                           (a) Series C Preferred Stock. Champion shall deliver to Fletcher five (5) stock certificates, each representing five thousand (5,000) shares of Series C Preferred Stock, duly executed by Champion in definitive form, together with one Warrant duly executed by Champion in definitive form, in each case duly registered on the books of Champion in the name of "Bear Stearns Securities Corp., as Custodian for Bear Stearns International Limited, Pledgee of Fletcher International, Ltd." or, if otherwise instructed by Fletcher, of Fletcher or any of its affiliates, pledgees or assignees.

                           (b) Purchase Price. Fletcher shall cause to be wire transferred to Champion, in accordance with the instructions set forth in Section 20, the aggregate purchase price of twenty-five million dollars ($25,000,000) in immediately available United States funds.

                           (c) Closing Documents. The closing documents required by Sections 14 and 15 shall be delivered to Fletcher and Champion, respectively.

                           (d) Delivery Notice. An executed copy of the delivery notice in the form attached hereto as Annex E shall be delivered to Fletcher.

The deliveries specified in this Section 2 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

                  3. Subsequent Closing. Each Subsequent Closing shall take place initially via facsimile on the Subsequent Closing Date in the manner set forth below; provided that original certificates representing Additional Preferred Shares shall be delivered via Federal Express or another reputable overnight carrier to Fletcher as Fletcher instructs in writing. At each Subsequent Closing, the following deliveries shall be made:

                           (a) Additional Preferred Shares. Champion shall issue and deliver to Fletcher stock certificates, each representing five thousand (5,000) Additional Preferred Shares (except that to the extent the number of Additional Preferred Shares to be delivered is not evenly divisible by five thousand (5,000), one (1) stock certificate shall represent the remaining shares), duly executed by Champion, and shall register such shares in the shareholder register of Champion.

                           (b) Purchase Price. Fletcher shall cause to be wire transferred to Champion, in accordance with the instructions set forth in Section 20, one thousand dollars ($1,000) per Additional Preferred Share, in the aggregate the "Additional Issuance Price" as specified in the applicable Fletcher Notice (the "Additional Issuance Price") payable on such Subsequent Closing Date, in immediately available United States dollars.

                           (c) Closing Documents. The closing documents required by Sections 14 and 15 shall be delivered to Fletcher and Champion, respectively.

                           (d) Delivery Notice. An executed copy of the delivery notice in the form attached hereto as Annex E shall be delivered to Fletcher.

The deliveries specified in this Section 3 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

                  4. Representations and Warranties of Champion. Champion hereby represents and warrants to Fletcher on each Closing Date, as follows:

                           (a) Champion has been duly incorporated and is validly existing in good standing under the laws of Michigan or, after the Initial Closing Date, if another entity has succeeded Champion in accordance with the terms hereof, under the laws of one of the states of the United States.

                           (b) The execution, delivery and performance of this Agreement, the Certificate of Rights and Preferences and the Warrant (including the authorization, sale, issuance and delivery of the Investment Securities) have been duly authorized by all requisite corporate action and no further consent or authorization of Champion, its Board of Directors or its shareholders is required, except as otherwise contemplated by this Agreement.

                           (c) This Agreement has been duly executed and delivered by Champion and, when this Agreement is duly authorized, executed and delivered by Fletcher, will be a valid and binding agreement enforceable against Champion in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity. The issuance of the Investment Securities are not and will not be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with.

                           (d) Champion has full corporate power and authority necessary to (i) own and operate its properties and assets, execute and deliver this Agreement, (ii) perform its obligations hereunder and under the Certificate of Rights and Preferences and the Warrant (including, but not limited to, the issuance of the Investment Securities) and (iii) carry on its business as presently conducted and as presently proposed to be conducted. Champion and its subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the business affairs, assets, results of operations or prospects of Champion and its subsidiaries, taken as a whole. Set forth on Schedule 4(d) attached hereto, is a complete list of all subsidiaries of Champion as of the date hereof.

                           (e) No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by Champion of this Agreement or the performance by Champion of any of its obligations hereunder and under the Certificate of Rights and Preferences or the Warrant other than such as may already have been received.

                           (f) Neither the execution and delivery by Champion of this Agreement nor the performance by Champion of any of its obligations hereunder and under the Certificate of Rights and Preferences or the Warrant:

                                    (i)      violates, conflicts with, results
                  in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any person under (A) the certificates of incorporation or by-laws of Champion or any of its subsidiaries, (B) any decree, judgment, order, or determination of any court, governmental agency or body, or arbitrator having jurisdiction over Champion or any of its subsidiaries or any of their respective properties or assets or any material law, treaty, rule or regulation, (C) the terms of any bond, debenture, note, indenture, credit agreement or any other evidence of indebtedness, or any material agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which Champion or any of its subsidiaries is a party, by which Champion or any of its subsidiaries is bound, or to which any of the properties or assets of Champion or any of its subsidiaries is subject, (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which Champion or any of its subsidiaries is a party, (E) any material rule or regulation of the NASD or the New York Stock Exchange or any rule or regulation of the markets where Champion's securities are publicly traded or quoted applicable to Champion or the transactions contemplated hereby or (F) the Rights Agreement by and between Champion and Harris Trust and Savings Bank, dated January 9, 1996, except for such violations, conflicts, breaches or defaults referred to in clauses (B), (C), (D) and (E) that would not affect Champion's ability to execute and deliver or to perform any of its obligations under this Agreement, the Certificate of Rights and Preferences or the Warrant; or

                                    (ii)     results in the creation or
                  imposition of any lien, charge or encumbrance upon any Investment Securities or any material lien, charge or encumbrance upon any of the properties or assets of Champion or any of its subsidiaries.

                           (g) Champion has validly reserved for issuance to Fletcher the Initial Preferred Shares, any Additional Preferred Shares and the Warrant under this Agreement and that number of shares of Common Stock equal to the Registrable Number (determined as if the Required Registration Statement were filed as of the date this representation is made). When issued to Fletcher against payment therefor, each Investment Security:

                                    (i)      will have been duly and validly
                  authorized, duly and validly issued, fully paid and non-assessable;

                                    (ii)     will be free and clear of any
                  security interests, liens, claims or other encumbrances; and

                                    (iii)    will not have been issued or sold
                  in violation of any preemptive or other similar rights of the holders of any securities of Champion.

                           (h) As of the date hereof, Champion satisfies all maintenance criteria of the New York Stock Exchange and, after the Closing Date, Champion satisfies all maintenance criteria for the New York Stock Exchange, Nasdaq National Market, or American Stock Exchange, or has a valid exemption from such criteria of which it has previously notified Fletcher in writing. To the best knowledge of Champion, after due inquiry, no present set of facts or circumstances will (with the passage of time or the giving of notice or both or neither) cause any of the Common Stock to be delisted from the New York Stock Exchange. Within five (5) Business Days after and excluding the Initial Closing Date, all of the Covered Securities (as defined in
         Section 5(b)) will, when issued, be duly listed and admitted for trading on all of the markets where shares of Common Stock are traded, including the New York Stock Exchange. At each Subsequent Closing Date, all of the Covered Securities (as defined in Section 5(b)) will, when issued, be duly listed and admitted for trading on all of the markets where shares of Common Stock are traded, including one of the following: (i) the New York Stock Exchange, (ii) the Nasdaq National Market, or (iii) the American Stock Exchange.

                           (i)      There is no pending or, to the best
         knowledge of Champion, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Champion or any of its affiliates that would materially affect the execution by Champion of, or the performance by Champion of its obligations under, this Agreement, the Certificate of Rights and Preferences or the Warrant.

                           (j) Since March 31, 1998, none of Champion's filings with the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") or under Section 13(a) or 15(d) of the Exchange Act (each an "SEC Filing") contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. Since March 31, 1998, there has not been any pending or, to the best knowledge of Champion, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Champion or any of its affiliates that could cause a material adverse change in the condition, financial or otherwise, or in the business affairs, assets, results of operations or prospects of Champion, whether or not arising in the ordinary course of business, except as disclosed in Champion's SEC Filings on or before the date immediately prior to and excluding the date hereof. Since the date of Champion's most recent SEC Filing, there has not been any material adverse change in the condition, financial or otherwise, or in the business affairs, assets, results of operations or prospects of Champion, whether or not arising in the ordinary course of business. Except as set forth on Schedule 4(p) hereto, Champion's SEC Filings made before and excluding the date hereof fully disclose all material information concerning Champion and its subsidiaries.

                           (k) The offer and sale of the Investment Securities to Fletcher pursuant to this Agreement will, subject to compliance by Fletcher with the applicable representations and warranties contained in Section 8 hereof and with the applicable covenants and agreements contained in Section 12 hereof, be made in accordance with an exemption from the registration requirements of the Securities Act and any applicable state law. Neither Champion nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Series C Preferred Shares or the Warrant to any person or persons so as to bring the sale of such Series C Preferred Shares or the Warrant by Champion within the registration provisions of the Securities Act.

                           (l) Immediately prior to the Initial Closing Date, the authorized capital stock of Champion consists of one hundred twenty million (120,000,000) shares of Common Stock, par value one dollar ($1.00), and five million (5,000,000) shares of preferred stock, no par value ("Preferred Stock") of which seven hundred and fifty thousand (750,000) are designated Series A Preferred Stock and twenty thousand (20,000) are designated Series B-1 Preferred Stock. Immediately prior to the Initial Closing Date, (A) forty-eight million five hundred sixty-five thousand two hundred eight (48,565,208) shares of Common Stock, no shares of Series A Preferred Stock and twenty-thousand (20,000) shares of Series B-1 Preferred Stock, were issued and outstanding, (B) eight million eighty-three thousand eight hundred thirty-one (8,083,831) shares of Common Stock, seven hundred and fifty thousand (750,000) shares of Series A Preferred Stock and twelve thousand (12,000) shares of Series B Preferred Stock are currently reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights, (C) no shares of Common Stock are held in the treasury of Champion, and (D) up to three hundred thirty-four thousand one hundred forty-seven (334,147) additional shares of Common Stock may be issued under the Champion Enterprises, Inc. Savings Plan. All of the outstanding shares of Preferred Stock and Common Stock are, and all shares of capital stock which may be issued pursuant to stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in material compliance with all applicable state and federal laws concerning issuance of securities. As of the date hereof, except as set forth above, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of Champion were outstanding, no equity equivalents, interests in the ownership or earnings of Champion or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of Champion or any of its subsidiaries or obligating Champion or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, Champion or any of its subsidiaries or obligating Champion or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. Attached hereto as Schedule 4(l) is a true and correct list as of the date of this Agreement of all outstanding options, warrants, calls, subscriptions and other rights or agreements or commitments relating to the issuance of additional shares of capital stock of Champion and with respect to each a description of the number and class of securities and the exercise price thereof.

                           (m) Solvency. The sum of the assets of Champion, at a fair valuation, exceeds its liabilities. Champion has sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted and Champion has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this paragraph, "debt" means any liability on a claim, and "claim" means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

                           (n) Audited Financials. Attached hereto as Annex F is a true, correct and complete copy of (i) the report of PricewaterhouseCoopers LLP dated February 8, 2002, together with the accompanying consolidated financial statements and schedules of Champion at December 29, 2001 and the results of Champion's operations and cash flows for each of the three (3) years in the period ended December 29, 2001, as such report appears in the Annual Report on Form 10-K for the fiscal year ended December 29, 2001 filed by Champion with the SEC (the "Auditor Report") and (ii) the written consent of PricewaterhouseCoopers LLP to the inclusion of its report described in clause (i) herein.

                           (o) Equivalent Value. As of the Initial Closing Date, the consideration that Champion is receiving from Fletcher is equivalent in value to the consideration Fletcher is receiving from Champion pursuant to this Agreement. As of the Initial Closing Date, under the terms of this Agreement, Champion is receiving fair consideration from Fletcher for the agreements, covenants, representations and warranties made by Champion to Fletcher.

                           (p) No Non-Public Information. Except as set forth on Schedule 4(p) attached hereto, Fletcher has not requested from Champion, and Champion has not furnished to Fletcher, any material non-public information or confidential information that may constitute material non-public information concerning Champion or its subsidiaries.

                           (q) Restatement Notices. As of each Subsequent Closing Date, Champion has provided Fletcher with all Restatement Notices (as defined in the Certificate of Rights and Preferences) required to be delivered following a Restatement (as defined in the Certificate of Rights and Preferences).

                  5. Registration Provisions.

                           (a)     Champion shall at its own expense and as soon
as practicable, but in no event later than three (3) Business Days after and excluding the earlier of (a) any Subsequent Closing Date or the date on which Fletcher waives any of the Fletcher Rights if (i) after such date there are no additional Fletcher Rights outstanding and unexercised by Fletcher and (ii) the Company shall have consummated the first stage of the transaction described in
Schedule 4(p) hereto(1) or shall have decided to abandon such transaction, or
(b) the date of expiration of the Fletcher Rights Period (such earlier date to be referred to as the "Rights Completion Date"), file a registration statement (the "Required Registration Statement")) under the Securities Act covering the resale of all of the Initial Common Shares (as defined below) and any Additional Common Shares (as defined below) and shall use its best efforts to cause such Required Registration Statement to be declared effective as soon as practicable and in all events no later than ninety (90) calendar days following, and including, the Rights Completion Date (the "Required Registration Date"). The obligations to have such Required Registration Statement declared effective and to maintain such effectiveness as provided in this Section 5 are referred to herein as the "Registration Requirement." Champion shall register pursuant to such Required Registration Statement not less than the number of shares of Common Stock equal to 1.5 times the total number of Common Shares issued or issuable for which such Required Registration Statement is filed, whether upon exercise, conversion or redemption, within the year following the Required Registration Date or otherwise on an as-converted basis as of such date (the "Registrable

---------------------
(1) Schedule 4(p) shall describe the notes offering in stages. The first stage shall be completion of the 144A placement.

Number"). Champion shall promptly amend such Required Registration Statement (or, if necessary, file a new registration statement (such new registration statement to be deemed an additional "Required Registration Statement" for purposes of this Agreement)) at any time that the number of Common Shares for which such Required Registration Statement was filed exceeds eighty percent (80%) of the number of shares then registered so that the Registrable Number (as determined on such date) of shares of Common Stock shall be registered and freely tradable. "Additional Common Shares" (and each an "Additional Common Share") means all shares of Common Stock issued and issuable upon conversion or redemption of or as dividends under the Additional Preferred Shares. "Initial Common Shares" (and each an "Initial Common Share") means all Common Shares excluding the Additional Common Shares.

                           (b) Each Initial Common Share and each Additional
Common Share is a "Covered Security." Champion shall provide prompt written notice to Fletcher when any Required Registration Statement has been declared effective by the SEC.

                           (c) Champion will use its best efforts to: (A) keep
the Required Registration Statement effective until the earlier of (x) the later of (i) the second anniversary of the date of expiration of the Fletcher Rights Period, or (ii) such time as all of the Covered Securities issued or issuable to Fletcher can be sold by Fletcher or any of its affiliates within a three
(3)-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act ("Rule 144") or (y) the date all of the Covered Securities issued or issuable shall have been sold by Fletcher (such later period, the "Registration Period"); (B) prepare and file with the SEC such amendments and supplements to the Required Registration Statement and the prospectus used in connection with the Required Registration Statement (as so amended and supplemented from time to time, the "Prospectus") as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Covered Securities by Fletcher or any of its affiliates; (C) furnish such number of Prospectuses and other documents incident thereto, including any amendment of or supplement to such Prospectus, as Fletcher from time to time may reasonably request; (D) cause all Covered Securities to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by Champion are then listed or quoted; (E) provide a transfer agent and registrar for all Covered Securities and a CUSIP number for all Covered Securities; (F) otherwise comply with all applicable rules and regulations of the SEC, the New York Stock Exchange and any other exchange or quotation service on which the Covered Securities are obligated to be listed or quoted under this Agreement; and (G) file the documents required of Champion and otherwise obtain and maintain requisite blue sky clearance in (x) New York and all other jurisdictions in which any of the shares of Common Stock were originally sold and (y) all other states specified in writing by Fletcher, provided, however, that as to this clause (y), Champion shall not be required to qualify to do business or consent to service of process in any state in which it is not now so qualified or has not so consented. Fletcher shall have the right to approve the description of the selling shareholder, plan of distribution and all other references to Fletcher contained in the Required Registration Statement and Prospectus.

                           (d) Champion shall furnish to Fletcher upon request a
reasonable number of copies of a supplement to or an amendment of the Prospectus as may be necessary in order to facilitate the public sale or other disposition of all or any of the Covered Securities by Fletcher or any of its affiliates pursuant to the Required Registration Statement.

                           (e) With a view to making available to Fletcher and
its affiliates the benefits of Rule 144 and Form S-3 under the Securities Act, Champion covenants and agrees to: (A) make and keep available adequate current public information (within the meaning of Rule 144(c)) concerning Champion, until the earlier of (x) the second (2nd) anniversary of the date of expiration of the Fletcher Rights Period or (y) such date as all of the Covered Securities shall have been resold by Fletcher or any of its affiliates; and (B) furnish to Fletcher upon request, as long as Fletcher owns any Covered Securities, (x) a written statement by Champion that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of Champion, and (z) such other information as may be reasonably requested in order to avail Fletcher and its affiliates of Rule 144 or Form S-3 with respect to such Covered Securities.

                           (f) Notwithstanding anything else in this Section 5,
if, at any time during which a Prospectus is required to be delivered in connection with the sale of any Covered Security, Champion determines in good faith that a development has occurred or a condition exists as a result of which the Required Registration Statement or Prospectus contains a material misstatement or omission, or that a material transaction in which Champion is engaged or proposes to engage would require an amendment to the Required Registration Statement, a supplement to such Prospectus, or a filing under the Exchange Act or other public disclosure of material information and the disclosure of such transaction would be premature or injurious to the consummation of the transaction, Champion will immediately notify Fletcher thereof by telephone and in writing. Upon receipt of such notification, Fletcher and its affiliates will immediately suspend all offers and sales of any Covered Security pursuant to such Required Registration Statement. In such event, Champion will amend or supplement such Required Registration Statement and Prospectus or make such filings or public disclosures as promptly as practicable and will use its best efforts to take such other steps as may be required to permit sales of all Covered Securities thereunder by Fletcher and its affiliates in accordance with applicable federal and state securities laws. Champion will promptly notify Fletcher after it has determined in good faith that such sales have become permissible in such manner and will promptly deliver copies of the Required Registration Statement and Prospectus (as so amended or supplemented, if applicable) to Fletcher in accordance with paragraphs (c) and (d) of this
Section 5. Notwithstanding the foregoing, (A) under no circumstances shall Champion be entitled to exercise its right to suspend sales of any Covered Securities as provided in this Section 5(f) and Section 5(f) of the Prior Agreement and pursuant to the Required Registration Statement for more than a total of sixty (60) days in any twelve (12)-month period, (B) the period during which such sales may be suspended (each a "Blackout Period") at any time shall not exceed thirty (30) days, and (C) no Blackout Period may commence less than thirty (30) days after the end of (i) the preceding Blackout Period or (ii) the preceding Blackout Period (as that term is defined in the Prior Agreement).

                           (g) Upon the commencement of a Blackout Period
pursuant to this Section 5, Fletcher will notify Champion of any contract to sell, assign, deliver or otherwise transfer any Covered Security (each a "Sales Contract") that Fletcher or any of its affiliates has entered into prior to the commencement of such Blackout Period and that would require delivery of such Covered Securities during such Blackout Period, which notice will contain the aggregate sale price and volume of Covered Securities pursuant to such Sales Contract. Upon receipt of such notice, Champion will immediately notify Fletcher of its election either (i) to terminate the

Blackout Period and, as promptly as practicable, amend or supplement the Required Registration Statement or Prospectus in order to correct the material misstatement or omission and deliver to Fletcher copies of such amended or supplemented Required Registration Statement and such Prospectus in accordance with paragraphs (c) and (d) of this Section 5, or (ii) to continue the Blackout Period in accordance with this paragraph. If Champion elects to continue the Blackout Period (and, in any case, if a Blackout Period continues), and Fletcher or any of its affiliates are therefore unable to consummate the sale of Covered Securities pursuant to the Sales Contract, Champion will promptly indemnify each Fletcher Indemnified Party (as such term is defined in Section 18(a) below) against any Proceeding (as such term is defined in Section 18(a) below) that each Fletcher Indemnified Party may incur arising out of or in connection with Fletcher's breach or alleged breach of any such Sales Contract, and Champion shall reimburse each Fletcher Indemnified Party for any reasonable costs or expenses (including reasonable legal fees) incurred by such party in investigating or defending any such Proceeding.

                           (h) In addition to any other remedies available to
Fletcher under this Agreement or at law or equity, if the Required Registration Statement has not been declared effective by the Required Registration Date or the Required Registration Statement is not available with respect to all Covered Securities at any time on or after the Required Registration Date (except during a Blackout Period permitted under Section 5(f)), then the Conversion Price (as defined in the Certificate of Rights and Preferences) and the Warrant Price (as defined in the Warrant) shall be permanently decreased by one fifteenth of one percent (1/15 of 1%) for each day, compounded monthly, that the Required Registration Statement is not available with respect to all Covered Securities (except during a Blackout Period permitted under Section 5(f)).


                  6. "Market Stand-Off" Agreement. If requested by Champion and an underwriter in a firm commitment underwritten public offering of Common Stock with net proceeds of at least twenty-five million dollars ($25,000,000) to Champion, after underwriter's discounts or commissions and other fees or expenses, Fletcher shall not sell any Common Stock (other than Common Stock included in the registration) during the ninety (90) day period (or such shorter period, if so notified by Champion in writing) following the effective date of a registration statement of Champion filed under the Securities Act, provided that:

                           (a) such agreement shall only apply to registration
statements of Champion including securities to be sold on its behalf to the public in an underwritten offering where the effective date of any such registration statement shall not occur before the first anniversary of the effective date of the immediately prior registration statement with respect to which Fletcher was required to provide such agreement;

                           (b) all officers and directors of Champion and all
purchasers or subsequent holders of Offered Shares (other than subsequent holders who acquire such securities through bona fide purchases in the public market) are bound by and have entered into similar agreements; and

                           (c) Champion shall (and shall cause such underwriter
to) use best efforts to cause such stand-off period not to exist or, if it does exist, to terminate at the earliest practicable date.

The obligations described in this Section 6 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. Nothing in this Section 6 shall be deemed to limit Fletcher's right to engage in assignments, pledges, hypothecations and non-sale transfers of Common Stock (including, but not limited to, in connection with financing or hedging transactions) and to deliver Common Stock in connection with such transactions. This Section 6 supersedes Section 6 of the Prior Agreement.

                  7. Conversion and Redemption of Preferred Shares.

                           (a) Preferred Shares and Additional Preferred Shares are convertible and redeemable into Common Shares in accordance with the terms and conditions set forth in Section 6 of the Certificate of Rights and Preferences. The form of the "Preferred Stock Conversion Notice" to be executed and delivered by Fletcher to Champion as specified therein is attached hereto as Annex G and the form of the "Preferred Stock Conversion Delivery Notice" to be executed and delivered by Champion to Fletcher as specified therein is attached hereto as Annex H.

                           (b) If the number of Common Shares issued and issuable under this Agreement (including, but not limited to, all Common Shares issued or issuable upon conversion or redemption (notwithstanding any limitations on redemption on any date) of Series C Preferred Shares issued or issuable under this Agreement and the Warrant) on the date of any Preferred Stock Conversion Notice, Redemption Notice or Warrant Notice Date (as defined in the Warrant) (each a "Fletcher Notice Date") would result in Fletcher receiving more than seventeen and one-half percent (17.5%) of the shares of Common Stock outstanding as of the date of this Agreement (the "Original Number") and Fletcher's receipt of twenty percent (20%) or more of the Original Number would require the approval (the "Required Consent") of the holders of Common Stock pursuant to the listing requirements or rules of the NYSE, Champion (A) shall not issue Common Shares (the "Issuance Blockage") to the extent that the total number of Common Shares issued hereunder would exceed nineteen and ninety-nine one-hundredths percent (19.99%) of the Original Number, (B) shall notify Champion's shareholders of a shareholder meeting for the purpose of voting on the Required Consent within twenty (20) Business Days from and including the Fletcher Notice Date, which meeting shall be held on or before the sixtieth (60th) calendar day after the Fletcher Notice Date, and (C) shall otherwise use its best efforts to obtain, on or before the sixtieth (60th) day after the Fletcher Notice Date, the Required Consent for the issuance of all Common Shares issued or issuable under this Agreement (including, but not limited to, all Common Shares issued or issuable upon conversion or redemption of Series C Preferred Shares issued or issuable under this Agreement or upon exercise of the Warrant) including, but not limited to, recommending to Champion's shareholders that such shareholders give the Required Consent and not withdrawing such recommendation. Notwithstanding anything else in this paragraph, if at any time before the Required Consent has been obtained, or if Champion otherwise does not have sufficient authorized shares to fulfill its obligation, (i) Fletcher shall have the right to convert and redeem (subject to any restrictions on redemption) Series C Preferred Shares and exercise the Warrant, the conversion, redemption or exercise of which would not cause the total number of shares issued hereunder and under the Warrant to exceed nineteen and ninety-nine one-hundredths percent (19.99%) of the Original Number (or up to the total number of available authorized shares, if less) into Common Stock and (ii) Fletcher shall have the right to convert and redeem up to that amount of the Series C Preferred Shares and exercise the Warrant (regardless of any remaining time period that must pass before redemption may occur under the Certificate of Rights and Preferences), the conversion, redemption or exercise of which would cause the total number of shares issued hereunder to exceed nineteen and ninety-nine one-hundredths percent (19.99%) of the Original Number or that number which is unavailable for issuance, as the case may be, into the rights described herein (the "Excess Rights"). Fletcher shall exercise such right to obtain Excess Rights by delivering one or more written notices in the form attached hereto as Annex I (an "Excess Rights Notice") to Champion from time to time. The stated value of the Excess Rights shall be an amount equal to the product of (A) the Average Price on the Excess Notice Date multiplied by (B) the number of Common Shares that would be issuable in respect of such conversion but for the Issuance Blockage (without regard to any requirement to deliver a 65 Day Notice). At any time on or after the date of the first Excess Rights Notice, Fletcher may, at its sole option, convert its Excess Rights into a new series of Additional Preferred Shares. "Average Price" means (A) the daily volume weighted average price on the NYSE or, if no such sale takes place on such date, the average of the closing bid and asked prices on the NYSE thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other entity as Fletcher and Champion may agree), or (B) if such Common Stock is not then listed or admitted to trading on the NYSE, the higher of (1) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of Champion as of the last day of any month ending within sixty (60) days preceding the date as of which the determination is to be made and (2) the fair value per share thereof determined in good faith by the Board of Directors of Champion of a date which is within ten (10) days of the date as of which the determination is to be made. Although it is the intent and view of the parties to this Agreement that the transactions contemplated in this Agreement are to be treated as independent of the transactions contemplated under the Prior Agreement, in the event such transactions are deemed to be related transactions pursuant to the listing requirements and rules of the NYSE by the NYSE, the provisions of this Section 7(b) and of Section 7(b) of the Prior Agreement (including, but not limited to, the obligation to obtain the Required Consent) shall be deemed to apply to the number of Common Shares in the aggregate issued and issuable pursuant to the Prior Agreement and this Agreement.

                           (c) The aggregate number of Common Shares issuable upon conversion or redemption of the Series B Preferred Shares, the Series C Preferred Shares and exercise of the Warrant, when combined with all shares of Common Stock then beneficially owned (as determined pursuant to Exchange Act Rule 13d-3) by Fletcher, shall not exceed the Maximum Number of shares of Common Stock. The "Maximum Number" equals the sum of 4,720,000 plus the Exercisable Number. The "Exercisable Number" is initially zero (0) and thereafter may be increased upon expiration of a sixty-five (65) day period (the "Notice Period") after Fletcher delivers a notice (a "65 Day Notice") to Champion designating an aggregate number of Common Shares in excess of the Maximum Number which shall be issuable upon conversion or redemption of the Series B Preferred Stock and the Series C Preferred Shares and exercise of the Warrant. A 65 Day Notice may be given at any time. From time to time following the Notice Period, Common Stock may be issued to Fletcher on any Business Day for any quantity of Common Stock, such that the aggregate number of shares of Common Stock issued hereunder is less than or equal to the Maximum Number. Nothing in this
         Section 6(c) shall limit or apply to the creation or conversion of Excess Rights under Section 6(b) hereunder or under the Prior Agreement. This Section 7(c) amends and supersedes Section 7(c) of the Prior Agreement.

                  8. Representations and Warranties of Fletcher. Fletcher hereby represents and warrants to Champion on each Closing Date:

                           (a) Fletcher has been duly incorporated and is validly existing under the laws of Bermuda.

                           (b) The execution, delivery and performance of this Agreement by Fletcher have been duly authorized by all requisite corporate action and no further consent or authorization of Fletcher, its Board of Directors or its shareholders is required. This Agreement has been duly executed and delivered by Fletcher and, when duly authorized, executed and delivered by Champion, will be a valid and binding agreement enforceable against Fletcher in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

                           (c) Fletcher understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Investment Securities.

                           (d) Fletcher is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

                           (e) Fletcher is purchasing the Investment Securities for its own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof in the United States, except pursuant to sales registered under the Securities Act or an exemption therefrom.

                           (f) Fletcher understands that the Investment Securities are being or will be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal securities laws and that Champion is relying on the truth and accuracy of, and Fletcher's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Fletcher set forth herein in order to determine the availability of such exemptions and the eligibility of Fletcher to acquire the Investment Securities.

                           (g) Fletcher has had access to documents publicly filed with the SEC by Champion, and has been given a reasonable opportunity to ask questions of Champion's officers regarding publicly available information concerning Champion.

                           (h) Fletcher hereby waives its right of first offer contained in Section 9 of the Prior Agreement with respect to the transactions contemplated by this Agreement.

                  9. Right of First Offer. Subject to the terms and conditions specified in this Section 9, Champion hereby grants to (i) Fletcher or (ii) any affiliate or wholly-owned subsidiary of Fletcher (collectively, the "First Offer Shareholders"), a right of first offer with respect to future sales by Champion of its Offered Shares (as hereinafter defined). The term "Offered Shares" means any shares of, or securities convertible into or exercisable or exchangeable for any shares of, any class of its capital stock where the aggregate number of shares or price per share of such capital stock issuable at closing, or upon conversion, redemption exercise, exchange or otherwise, cannot be determined as of the date such agreement is entered into or is subject to change as of any date for any reason other than stock splits, recombinations, stock dividends or the like. Each time Champion has a bona fide intention to offer to sell to a third party any Offered Shares, Champion shall first negotiate with the First Offer Shareholders to sell such Offered Shares in accordance with the following provisions:

                           (a)      Champion shall deliver a notice in
         accordance with Section 20 of this Agreement ("Offer Notice") to Fletcher stating (i) its bona fide intention to offer such Offered Shares, (ii) the number of such Offered Shares proposed to be offered and (iii) the price and terms upon which it proposes to offer such Offered Shares.

                           (b) For three (3) Business Days after delivery of the Offer Notice, Champion shall negotiate exclusively and in good faith with the First Offer Shareholders with respect to the proposed sale of Offered Shares and Champion shall not enter into or continue negotiations with, respond to, furnish information to, or consummate any transaction with any person or entity concerning any transaction regarding any shares of, or securities convertible into or exercisable or exchangeable for any shares of, any class of its capital stock.

                           (c) Within three (3) Business Days after delivery of the Offer Notice, the First Offer Shareholders may elect by delivering a written notice to Champion, to purchase or obtain, at the price and on the terms specified in the Offer Notice (or on terms that are substantially similar to, or more favorable to Champion than, the terms contained in the Offer Notice), all but not less than all of the Offered Shares; provided, that Champion shall use commercially reasonable efforts to cause the First Offer Shareholders to be able to participate in the purchase of the Offered Shares to the extent the First Offer Shareholders desire to do so. If the Offer Notice specifies consideration other than cash is to be paid for the Offered Shares, the First Offer Shareholders may, at their sole option, (if they choose to purchase such Offered Shares) deliver either of (i) such consideration or (ii) cash equal to the fair market value of such consideration on the date and at the time such offer is accepted. The closing of any such transaction shall occur not later than twenty (20) Business Days after Champion receives written notice of such election. If the First Offer Shareholders do not so elect within three (3) days after delivery of the Offer Notice or if Champion and the First Offer Shareholders are unable to reach agreement on the terms of a sale of the Offered Shares to the First Offer Shareholders, then Champion may sell the Offered Shares to any Person at the price and on terms that are no less favorable to Champion than the terms contained in the Offer Notice within ninety (90) days after the date of the Offer Notice.

                           (d) The right of first offer in this Section 9 shall not be applicable to any issuance or sale of the following securities:

                                    (i)      Common Stock issued as
                  consideration for the acquisition of at least fifty percent (50%) of the voting capital stock or assets of a bona fide operating company in a similar or complementary line of business to that of Champion, as determined reasonably and in good faith by Champion's Board of Directors whether through purchase, merger, consolidation, tender offer or otherwise, provided that the purpose of Champion entering into any such transaction shall not be to raise capital, directly or indirectly, or otherwise to avoid the requirements of this
                  Section 9;

                                    (ii)     Common Stock issued pursuant to any
                  stock split, dividend or distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock without payment of any consideration by such holder;

                                    (iii)    Common Stock issuable or issued to
                  employees, consultants or directors of Champion directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements related to compensation for services in effect on the date of this Agreement or approved by Champion's shareholders, in each case in the ordinary course of business consistent with Champion's past practice;

                                    (iv)     Common Stock issued as dividends
                  on, or upon conversion or redemption of, Champion's Series A Preferred Stock outstanding as of the date of this Agreement and the Series B Preferred Shares and the Series C Preferred Shares, or Common Stock issued upon exercise of the Warrant;

                                    (v)      Securities qualifying as "Excluded
                  Securities" as defined in the Warrant based upon satisfaction of the provisions contained in the entirety of Section 12.9(d) of the Warrant; or

                                    (vi)     Common Stock issued in a bona fide
                  firm commitment underwritten offering to the public with net proceeds of at least twenty-five million dollars ($25,000,000) to Champion, after underwriter's discounts or commissions and other fees or expenses.

                  This Section 9(d) amends and supersedes Section 9(d) of the Prior Agreement.

                           (e)      Notwithstanding the provisions of this
         Section 9, the right of first offer hereunder shall apply only during those periods from time to time when Fletcher, together with its affiliates and wholly-owned subsidiaries, owns Series C Preferred Shares or Series B Preferred Shares (i) convertible or redeemable (without regard to any

         65 Day Notice requirement, Issuance Blockage or passage of time required until the redemption rights vest) in the aggregate into a number of Common Shares and Prior Common Shares that exceeds three and one-half percent (3.5%) of the Original Number or (ii) with an aggregate Redemption Amount of at least fifteen million dollars ($15,000,000).

                  10. Covenants of Champion. Champion covenants and agrees with Fletcher as follows:

                           (a) For so long as Fletcher owns or has the right to purchase any Series C Preferred Shares or holds the Warrant, and for a period of one (1) year thereafter, Champion will (i) maintain the eligibility of the Common Stock for listing on the New York Stock Exchange, Nasdaq National Market, or American Stock Exchange and (ii) regain the eligibility of the Common Stock for listing or quotation on all markets and exchanges including the New York Stock Exchange, Nasdaq National Market, or American Stock Exchange, in the event that the Common Stock is delisted by the New York Stock Exchange or any other applicable market or exchange; and will use commercially reasonable efforts to (iii) cause the representations and warranties contained in
         Section 4 to be and remain true and correct.

                           (b) Champion will provide Fletcher with an opportunity, which shall not be less than one (1) full Business Day to review and comment on any public disclosure by Champion of information regarding this Agreement and the transactions contemplated hereby, prior to such public disclosure. Beginning on the date hereof and for so long as Fletcher owns or has the right to purchase any Series C Preferred Shares or holds the Warrant and for a period of ninety (90) days thereafter, Champion will promptly notify Fletcher immediately following any press release or other information disseminated to any shareholder, analyst, or media source.

                           (c) As soon as such information is available (but in no event later than two (2) weeks after the Closing Date), Champion shall deliver to Fletcher a written notice stating the number of outstanding shares of Common Stock as of the Initial Closing Date.

                           (d) Champion will make all filings required by law with respect to the transactions contemplated hereby.

                           (e) Champion will comply with the terms and conditions of the Warrant and the Series C Preferred Shares as set forth in the Certificate of Rights and Preferences and will not amend the Certificate of Rights and Preferences without the required consent of the holders of Series C Preferred Shares and will not amend the Warrant without the consent of the registered holder of the Warrant.

                           (f) For so long as Fletcher holds any Series C Preferred Shares or the Warrant, prior to the filing of each of its quarterly reports on Form 10-Q with the SEC, Champion shall deliver to Fletcher a review report relating to the final consolidated unaudited financial statements contained therein, prepared by PricewaterhouseCoopers LLP in accordance with Statements of Auditing Standard No. 71. For so long as Fletcher

         (i) no longer holds any Series B Preferred Shares or Fletcher Rights (as defined in the Prior Agreement) and (ii) holds any Series C Preferred Shares or the Warrant, Fletcher shall pay for one-half (1/2) of the cost of the two (2) such quarterly reviews for the quarters ending March 31 and September 30 of each year for up to an aggregate maximum of $50,000; provided, however, that Champion shall pay all other amounts payable for such reports and the full amount payable for the quarter ending June 30 of each year.

                           (g) Champion shall use commercially reasonable efforts to cause the Common Shares to be eligible for book-entry transfer through The Depository Trust Company (or any successor thereto) as soon as practicable after the date of this Agreement and thereafter to use commercially reasonable efforts to maintain such eligibility.

                           (h) Champion shall at all times reserve for issuance such number of its shares of Common Stock as shall from time to time be sufficient to effect (i) the conversion of all such Series C Preferred Shares and to satisfy its delivery obligation upon such conversion and to effect the redemption of the Series C Preferred Shares and (ii) full exercise of the Warrant.

                           (i)      Champion shall deliver a notice (an
         "Increase Notice") stating the increase, if any, in the aggregate number of shares of Common Stock outstanding as of the last day of the preceding month over the number outstanding as of the last day of the second preceding month, or in the case of the last day of the month immediately following the Initial Closing Date, the number of shares outstanding specified in Section 4(l). Unless expressly waived by Fletcher, Champion shall deliver an Increase Notice to Fletcher on or before the tenth (10th) day of every calendar month from and including the Initial Closing Date.

                           (j) Champion shall, within one (1) Business Day after and excluding each Closing Date publicly distribute a press release disclosing the material terms of such Closing and shall, within three (3) Business Days after and excluding each Closing Date file a report with the SEC on Form 8-K with respect to the same.

                  11. Consolidation, Merger, Etc. In case Champion shall be a party to any Business Combination (as defined in the Certificate of Rights and Preferences), Fletcher and its assigns shall have the rights set forth in the Certificate of Rights and Preferences and the Warrant regarding Business Combinations in addition to the rights contained in this Agreement. "Acquirer" means, in connection with any Business Combination, the continuing or surviving corporation of a consolidation or merger with Champion (if other than Champion), the transferee of all or substantially all of the properties or assets of the Company, the corporation consolidating with or merging into Champion in a consolidation or merger in connection with which Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property, or, in the case of a capital reorganization or reclassification, Champion. Champion agrees that it will not enter into an agreement with an Acquirer for a Business Combination unless such agreement expressly obligates the Acquirer to assume all of Champion's obligations under this Agreement, the Certificate of Rights and Preferences and the

Warrant including, but not limited to, the dividend, liquidation, conversion, exercise, redemption, voting and other provisions regarding the Series C Preferred Stock, the Warrant and the Fletcher Rights contained herein and therein. Without limiting the foregoing, all unexercised and unexpired Fletcher Rights shall automatically be converted into equivalent rights with respect to the Acquirer including, but not limited to, the right to receive the equivalent of the Additional Preferred Shares issuable upon the exercise of such rights and to receive the consideration for such Additional Preferred Shares set forth in
Section 6(F) of the Certificate of Rights and Preferences; provided that if the Company delivers to Fletcher a written notice in the form attached as Annex K hereto stating its election to redeem the Fletcher Rights no later than the fifteenth (15th) calendar day after and excluding the date on which the proposed Business Combination is first publicly disclosed and no later than the fifteenth
(15th) calendar day before and excluding the closing date of such Business Combination, then upon such closing date, any Fletcher Rights that remain unexercised as of such closing date shall be redeemed and Champion shall pay to Fletcher (or shall cause Acquirer to pay to Fletcher) on or before such closing date cash equal to the product of (i) the aggregate amount of such Fletcher Rights multiplied by (ii) the Merger Payment Percentage (as defined in the Certificate of Rights and Preferences). On or before the date an agreement is entered into with an Acquirer for a Business Combination, the Company shall deliver to Fletcher written notice that the Acquirer has assumed such obligations. Provided that Champion is in compliance with this Section 11,
Section 3 of the Warrant and Section 6(F) of the Certificate of Rights and Preferences, Fletcher and other holders of Series C Preferred Shares shall vote their Series C Preferred Shares in favor of any Business Combination upon which, in accordance with applicable law or the Certificate of Rights and Preferences, Fletcher or such holders shall have the right to vote as a single class not aggregated with holders of the Common Stock; provided, however, that the Business Combination agreements must provide (A) either for (i) such rights, preferences and privileges for the Series C Preferred Shares pursuant to the provisions of this Agreement and the Certificate of Rights and Preferences or
(ii) the redemption of any unexercised and unexpired Fletcher Rights as provided in this Section 11, and the payment in exchange for the Series C Preferred Shares pursuant to a Business Combination Restriction Notice under Section 6(F) of the Certificate of Rights and Preferences and (B) such rights, preferences and privileges for the Warrant as set forth in the Warrant and this Agreement. Notwithstanding the foregoing, this Section 11 shall not be construed to obligate Fletcher or its assigns to vote their Common Shares in favor of any Business Combination.

         12. Covenants of Fletcher. Fletcher hereby covenants and agrees with Champion that:

                           (a) Neither Fletcher, nor any of its affiliates, will at any time offer or sell any Investment Securities other than pursuant to registration under the Securities Act or pursuant to an available exemption therefrom.

                           (b) Neither Fletcher, nor any of its affiliates, shall engage an underwriter for an underwritten public offering of Common Shares, unless such underwriter shall be reasonably satisfactory to Champion.

                           (c) Neither Fletcher, nor any of its affiliates, shall engage in short sales of securities issued by Champion. This
         Section 12(c) supersedes Section 12(c) of the Prior Agreement.

                           (d) Fletcher, in its capacity as sole holder of all of the shares of Series B-1 Preferred Stock outstanding, hereby consents (1) to the amendment and restatement of the Certificate of Rights and Preferences of Series B-1 Cumulative Convertible Preferred Stock of the Company in accordance with the terms hereof and (2) to the issuance of the Series C Preferred Shares and the Warrant in accordance with the terms hereof.

         13. Legend. Subject to Section 5, Fletcher understands that the certificates or other instruments representing the Investment Securities shall bear a restrictive legend in the following form (and a stop transfer order may be placed against transfer of such certificates or other instruments):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, OR (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR (3) THE SALE IS MADE IN ACCORDANCE WITH ANOTHER APPLICABLE EXEMPTION UNDER THE SECURITIES ACT AND THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

                  The legend set forth above shall be removed and Champion shall issue a certificate without such legend to any holder of Investment Securities if, unless otherwise required by state securities laws, (a) such shares are sold pursuant to Rule 144 or an effective Registration Statement under the Securities Act, or (b) such holder provides Champion with an opinion of counsel reasonably satisfactory to Champion that such shares may be publicly sold pursuant to an exemption from such registration requirements without restriction.

         14. Conditions Precedent to Fletcher's Obligations. The obligations of Fletcher hereunder are subject to the performance by Champion of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Fletcher:

                           (a)      On each Closing Date, (i) the
         representations and warranties made by Champion in this Agreement shall be true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date; (ii) Champion shall have complied fully with all of the covenants and agreements in this Agreement; and (iii) Fletcher shall have received (A) on the Initial Closing Date a certificate of the Chief Financial Officer of Champion dated such date and to such effect and
         (B) on each Subsequent Closing Date a certificate of the Chief Executive Officer and the Chief Financial Officer of Champion dated such date and to such effect.

                           (b) On each Closing Date, Champion shall have delivered to Fletcher an opinion of Dykema Gossett PLLC reasonably satisfactory to Fletcher, dated the date of delivery, confirming in substance the matters covered in paragraphs (a), (b), (c), (d), (e),
         (f) and subsection (i) of (g) of Section 4 hereof and to the effect that the offer and sale of the Investment Securities to Fletcher hereunder do not require registration under the Securities Act.

                           (c) On the Initial Closing Date, Fletcher shall have received a letter from PricewaterhouseCoopers LLP to the effect that, as of such date, it consents to the inclusion in this Agreement of the Auditor Report. On each Subsequent Closing Date, Fletcher shall receive a report of PricewaterhouseCoopers LLP, together with the accompanying consolidated financial statement and schedules of Champion and results of Champion's operations and cash flows, as such report appears in the most recent Form 10-K filed by Champion with the SEC.

         15. Conditions Precedent to Champion's Obligations. The obligations of Champion hereunder are subject to the performance by Fletcher of its obligations hereunder and to the satisfaction (unless expressly waived in writing by Champion) of the additional conditions precedent that, on each Closing Date: (i) the representations and warranties made by Fletcher in this Agreement shall be true and correct; (ii) Fletcher shall have complied fully with all the covenants and agreements in this Agreement; and (iii) Champion shall have received on each such date a certificate of an appropriate officer of Fletcher dated such date and to such effect.

         16. Fees and Expenses. Each of Fletcher and Champion agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party's counsel, except as is otherwise expressly provided in this Agreement.

         17.      Non-Performance.

                           (a) If Champion, at any time, shall fail to deliver the Investment Securities to Fletcher required to be delivered pursuant to this Agreement, in accordance with the terms and conditions of this Agreement, for any reason other than the failure of any condition precedent to Champion's obligations hereunder or the failure by Fletcher to comply with its obligations hereunder, then Champion shall:

                                    (i)      indemnify and hold Fletcher
                  harmless against any loss, claim or damage (including without limitation, incidental and consequential damages) arising from or as a result of such failure by Champion; and

                                    (ii)     reimburse Fletcher for all of its
                  reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by

                  Fletcher in connection with this Agreement and the transactions contemplated herein and therein.

                           (b) If Fletcher, at any time, shall fail to make the payments to Champion required to be delivered pursuant to this Agreement, in accordance with the terms and conditions of this Agreement, for any reason other than the failure of any condition precedent to Fletcher's obligations hereunder or the failure by Champion to comply with its obligations hereunder, then Fletcher shall:

                                    (i)      indemnify and hold Champion
                  harmless against any loss, claim or damage (including without limitation, incidental and consequential damages) arising from or as a result of such failure by Fletcher; and

                                    (ii)     reimburse Champion for all of its
                  reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Champion in connection with this Agreement and the transactions contemplated herein and therein.

18.      Indemnification.

                           (a) Indemnification of Fletcher. Champion hereby agrees to indemnify Fletcher and each of its officers, directors, employees, agents and affiliates and each person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing persons (each a "Fletcher Indemnified Party") against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses) (a "Proceeding"), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

                                    (i)      any untrue or alleged untrue
                  statement of a material fact in a SEC Filing by Champion or any of its affiliates or any person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Champion or any of its affiliates or any person acting on its or their behalf;

                                    (ii)     any of the representations or
                  warranties made by Champion herein being untrue or incorrect at the time such representation or warranty was made; and

                                    (iii)    any breach or non-performance by
                  Champion of any of its covenants, agreements or obligations under this Agreement, the Certificate of Rights and Preferences or the Warrant;

and Champion hereby agrees to reimburse each Fletcher Indemnified Party for any reasonable legal or other expenses incurred by such Fletcher Indemnified Party in investigating or defending any such Proceeding; provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Fletcher in connection therewith. Furthermore, the foregoing indemnity rights will not take effect unless and until the total amount of the indemnification in the aggregate is ten thousand dollars ($10,000) or greater.

                           (b) Indemnification of Champion. Fletcher hereby agrees to indemnify Champion and each of its officers, directors, employees, agents and affiliates and each person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing persons (each a "Champion Indemnified Party") against any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

                                    (i)      any untrue or alleged untrue
                  statement of a material fact included in an SEC filing by Champion with the express written consent of Fletcher therefor by Fletcher or any of its affiliates or any person acting on its or their behalf or omission or alleged omission to state any such material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Fletcher or any of its affiliates or any person acting on its or their behalf;

                                    (ii)     any of the representations or
                  warranties made by Fletcher herein being untrue or incorrect at the time such representation or warranty was made; and

                                    (iii)    any breach or non-performance by
                  Fletcher of any of its covenants, agreements or obligations under this Agreement;

and Fletcher hereby agrees to reimburse each Champion Indemnified Party for any reasonable legal or other expenses incurred by such Champion Indemnified Party in investigating or defending any such Proceeding; provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Champion in connection therewith. Furthermore, the foregoing indemnity rights will not take effect unless and until the total amount of the indemnification in the aggregate is ten thousand dollars ($10,000) or greater.

                           (c)      Conduct of Claims.

                                    (i)      Whenever a claim for
                  indemnification shall arise under this Section 18, the party seeking indemnification (the "Indemnified Party"), shall notify the party from whom such indemnification is sought (the "Indemnifying Party") in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;

                                    (ii)     Such Indemnifying Party shall have
                  the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

                                    (iii)    No Indemnifying Party shall,
                  without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

         19. Survival of the Representations, Warranties, etc. The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or person controlling or under common control with, such party and will survive delivery of and payment for any Investment Securities issuable hereunder.

         20. Notices. All communications hereunder shall be in writing and delivered as set forth below.

                           (a) If sent to Fletcher, all communications shall be delivered by hand, sent by reputable overnight courier or transmitted and confirmed by facsimile to Fletcher, unless otherwise notified in writing of a substitute address, at:

                           Fletcher International, Ltd.
                           c/o A. S. & K. Services Ltd.
                           Cedar House, 41 Cedar Avenue
                           Hamilton HM EX
                           Bermuda
                           Attention:  Felicity Holmes, Corporate Administrator
                           Telephone:  441-295-2244
                           Facsimile:  441-292-8666

                           with a copy to:

                           Fletcher Asset Management, Inc.
                           22 East 67th Street
                           New York, NY  10021
                           Attention:  Peter Zayfert
                           Telephone:  (212) 284-4800
                           Facsimile:  (212) 284-4801
                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    1440 New York Avenue, N.W.
                                    Washington, D.C. 20005
                                    Attention:       Stephen W. Hamilton, Esq.
                                    Telephone:       (202) 371-7010
                                    Facsimile:       (202) 393-5760

                           (b) If sent to Champion, all communications shall be delivered by hand, sent by reputable overnight courier or transmitted and confirmed by facsimile to Champion, unless otherwise notified in writing of a substitute address, at:

                                    Champion Enterprises, Inc.
                                    2701 Cambridge Court
                                    Suite 300
                                    Auburn Hills, MI  48326
                                    Attention:       Walter R. Young
                                    Telephone:       (248) 340-9090
                                    Facsimile:       (248) 340-9345

                                    with a copy to:

                                    Dykema Gossett PLLC
                                    39577 North Woodward Avenue
                                    Bloomfield Hills, MI  48304
                                    Attention:       D. Richard McDonald
                                    Telephone:       (248) 203-0859
                                    Facsimile:       (248) 203-0763

To the extent that any funds shall be delivered to Champion by wire transfer, unless otherwise instructed by Champion, such funds should be delivered in accordance with the following wire instructions:

                                    Champion Enterprises, Inc.
                                    Account Number:   1076-118940
                                    ABA Number:   072000096
                                    Bank:   Comerica Bank
                                    Account Name: Champion Enterprises, Inc.

         21.      Miscellaneous.

                           (a) The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party's respective attorneys. Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement. This Agreement shall become effective when each party executes and delivers this Agreement to the other party.

                           (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 18 hereof, shall inure to the benefit of their respective officers, directors, employees, agents, affiliates and controlling persons, and no other person shall have any right or obligation hereunder. Champion may not assign this Agreement. Notwithstanding anything to the contrary in this Agreement, Fletcher may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the Series C Preferred Shares, the Warrant and the Common Shares), in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing or hedging transactions with respect to this Agreement, the Series C Preferred Shares, the Warrant and the Common Shares), provided that any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws, and provided further that the rights contained in
         Section 9 hereof may not be assigned, pledged, hypothecated or transferred. No person acquiring Common Stock from Fletcher pursuant to a public market purchase shall thereby obtain any of the rights contained in this Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Except as provided in this Section 21(b), this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Notwithstanding the provisions of this Section 21(b) set forth above and Section 6 herein, Fletcher shall not assign, pledge, hypothecate or transfer any of the rights or associated obligations contemplated by this Agreement (including, but not limited to, the Series C Preferred Shares, the Warrant and the Common Shares), in whole or in part, to any entity set forth on Schedule 21(b) hereto; provided that this restriction shall not apply to (i) any such assignment, pledge, hypothecation or transfer in connection with a Business Combination (as defined in the Certificate of Rights and Preferences) that is approved at any time by the requisite vote of the Company's shareholders or Board of Directors or (ii) the tender of Common Stock in any publicly announced tender offer.

                           (c) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the non-exclusive jurisdiction of any state or federal court in the State of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a "Related Proceeding"). Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

                           (d) Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice. Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.

                           (e) Without prejudice to other rights or remedies hereunder (including any specified interest rate), and except as otherwise expressly set forth herein, interest shall be due on any amount that is due pursuant to this Agreement and has not been paid when due, calculated for the period from and including the due date to but excluding the date on which such amount is paid at the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three U.S. money center banks agreed to by the parties) plus two percent (2%).

                           (f) Fletcher and Champion stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement, the Certificate of Rights and Preferences and the Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

                           (g) Any and all remedies set forth in this Agreement, the Certificate of Rights and Preferences and the Warrant:
         (i) shall be in addition to any and all other remedies Fletcher or Champion may have at law or in equity, (ii) shall be cumulative, and
         (iii) may be pursued successively or concurrently as each of Fletcher and Champion may elect. The exercise of any remedy by Fletcher or Champion shall not be deemed an election of remedies or preclude Fletcher or Champion, respectively, from exercising any other remedies in the future.

                           (h) Champion agrees that the parties have negotiated in good faith and at arms' length concerning the transactions contemplated herein, and that Fletcher would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and the Certificate of Rights and Preferences and the Warrant. Except as specifically provided otherwise in this Agreement, the Certificate of Rights and Preferences and the Warrant, Champion's obligations to indemnify and hold Fletcher harmless in accordance with Section 18 of this Agreement are obligations of Champion that Champion promises to pay to Fletcher when and if they become due. Champion shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles. Except as specifically provided otherwise in this Agreement, the Certificate of Rights and Preferences and the Warrant, Fletcher's obligations to indemnify and hold Champion harmless in accordance with Section 18 of this Agreement are obligations of Fletcher that Fletcher promises to pay to Champion when and if they become due. Fletcher shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles.

                           (i) This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Fletcher and Champion expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

                           (j) Each of the parties will cooperate with the others and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

                           (k) For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
         (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same
         Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term "include" or "including" shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (ix) references to a person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

                           (l) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                           (m)      Time shall be of the essence in this
         Agreement.

                                    [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the day and year first above written.


                                       CHAMPION ENTERPRISES, INC.



                                       By:        /s/ Walter R. Young
                                             ----------------------------------
                                       Name:
                                              ---------------------------------
                                       Title:
                                               --------------------------------



                                       FLETCHER INTERNATIONAL, LTD., by its duly authorized investment advisor,
                                       FLETCHER ASSET MANAGEMENT, INC.



                                       By:    /s/ Denis J. Kiely
                                            -----------------------------------
                                       Name:    Denis J. Kiely
                                              ---------------------------------
                                       Title:    Deputy CEO
                                               --------------------------------

                                                                         ANNEX A

                [FORM OF CERTIFICATE OF RIGHTS AND PREFERENCES OF
               SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK OF
                           CHAMPION ENTERPRISES, INC.]

                                                                         ANNEX B

                            [FORM OF FLETCHER NOTICE]


                                                 _____________, __

Champion Enterprises, Inc.
Suite 300
2701 Cambridge Court
Auburn Hills, Michigan  48326
Attention:

Ladies and Gentlemen:

                  Fletcher International, Ltd. ("Fletcher") hereby elects to exercise the Fletcher Rights (as defined in the Agreement (the "Agreement") dated as of March 29, 2002 by and between Fletcher and Champion Enterprises, Inc. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

                  In accordance with the terms of Section 3 of the Agreement, the Additional Issuance Price shall be ______________________ and the Subsequent Closing Date shall be __________.



                                     FLETCHER INTERNATIONAL, LTD., by its
                                     duly authorized investment advisor,
                                     FLETCHER ASSET MANAGEMENT, INC.



                                     By: ____________________________________
                                     Name: __________________________________
                                     Title:__________________________________



                                     By:_____________________________________
                                     Name: __________________________________
                                     Title: _________________________________

AGREED AND ACKNOWLEDGED:
CHAMPION ENTERPRISES, INC.


By: ___________________________________
Name: _________________________________
Title: ________________________________

                                                                         ANNEX C

                           [FORM OF REDEMPTION NOTICE]

                                                      _____________, __

Champion Enterprises, Inc.
2701 Cambridge Court
Suite 300
Auburn Hills, Michigan  48326
Attention:

Ladies and Gentlemen:

                  Fletcher International, Ltd. ("Fletcher") hereby elects to exercise the Redemption Rights (as defined in the Agreement (the "Agreement") dated as of March 29, 2002 by and between Fletcher and Champion Enterprises, Inc. as to __________ shares of the Series C Cumulative Convertible Preferred Stock of Champion Enterprises, Inc. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.



                                      FLETCHER INTERNATIONAL, LTD., by its
                                      duly authorized investment advisor,
                                      FLETCHER ASSET MANAGEMENT, INC.





                                      By: ____________________________________
                                      Name: __________________________________
                                      Title: _________________________________



                                      By: ____________________________________
                                      Name: __________________________________
                                      Title: _________________________________

AGREED AND ACKNOWLEDGED:
CHAMPION ENTERPRISES, INC.



By: ____________________________________
Name: __________________________________
Title: _________________________________

                                                                         ANNEX D

                            [FORM OF CHAMPION NOTICE]

Fletcher International, Ltd.
C/o Fletcher Asset Management, Inc.
22 East 67th Street
New York, NY  10021
Attention:        Peter Zayfert
Telephone:        (212) 284-4800
Facsimile:        (212) 284-4801

Ladies and Gentlemen:

                  Reference is made to the Agreement (the "Agreement") dated as of March 29, 2002 by and between Champion Enterprises, Inc. ("Champion") and Fletcher International, Ltd. ("Fletcher") and the Redemption Notice dated __________. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

                  Champion hereby elects to redeem __________ shares of Series C Cumulative Convertible Preferred Stock pursuant to Section 1(d) of the Agreement and Section 6(B) of the Certificate of Rights and Preferences with:

IF CASH ELECTION STATE AMOUNT OF CASH
________________CASH


IF COMMON STOCK ELECTION STATE AMOUNT OF COMMON STOCK AND BASIS FOR CALCULATION

________________REGISTERED COMMON STOCK

________________UNREGISTERED COMMON STOCK



                                      CHAMPION ENTERPRISES, INC.


                                      By: ____________________________________
                                      Name: __________________________________
                                      Title: _________________________________

                                                                         ANNEX E

                            [FORM OF DELIVERY NOTICE]

                                     [date]

Fletcher International, Ltd.
C/o Fletcher Asset Management, Inc.
22 East 67th Street
New York, NY  10021
Attention:        Peter Zayfert
Telephone:        (212) 284-4800
Facsimile:        (212) 284-4801

Ladies and Gentlemen:

                  Reference is made to the Agreement (the "Agreement") dated as of March 29, 2002 by and between Champion Enterprises, Inc. ("Champion") and Fletcher International, Ltd. ("Fletcher"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

                  Attached are copies of the front and back of (i) the [ ] original stock certificates, each representing [ ] shares of Series C Preferred Stock, and (ii) the Warrant purchased by Fletcher on the date hereof and, together with a copy of the overnight courier air bill which will be used to ship such stock certificates and the Warrant. We have the executed original stock certificates, the Warrant, and the other documents required to be delivered in connection with the Initial Closing Date. Upon our confirmation of the payment of the [$ ] aggregate purchase price therefor, we will send the original stock certificates and the Warrant, each registered under the name ["Bear Stearns Securities Corp., as Custodian for Bear Stearns International Limited, Pledgee of Fletcher International, Ltd."], by overnight courier to the following address:

                         [Bear Stearns Securities Corp.
                         1 Metrotech Center North, 8th Floor
                         Brooklyn, NY  11201
                         Attention:     Cashiers, 4th Floor
                                        Brandon Sica, Prime Broker Services
                         Telephone:  347-643-1991
                         F/B/O Fletcher International, Ltd.
                         Account #102-26934]

and we will send the other original documents by overnight courier to the following address:

                         [Fletcher International, Ltd.
                         c/o A.S.& K. Services Ltd.
                         Cedar House
                         41 Cedar Avenue
                         Hamilton HM EX

                         Bermuda
                         Attention:     Felicity Holmes, Corporate Administrator
                         Telephone:     441-295-2244]


with a copy to:

                                        [Fletcher International Limited
                                        c/o Fletcher Asset Management, Inc.
                                        22 East 67th Street
                                        New York, NY  10021-5805
                                        Attention:       Peter Zayfert]

                  Attached hereto as Exhibit 1 is a true, correct and complete copy of the most recent report of PricewaterhouseCoopers LLP to the Board of Directors and Shareholders of Champion, together with the accompanying consolidated financial statements and schedules of Champion, as such report appears in the most recent Annual Report on Form 10-K filed by Champion with the SEC, as well as all Quarterly Reports on Form 10-Q filed by Champion with the SEC since the date of such Form 10-K, together with all amendments thereto.


                                      CHAMPION ENTERPRISES, INC.


                                      By: ____________________________________
                                      Name: __________________________________
                                      Title: _________________________________













                                      E-2

                                                                         ANNEX F

                                [AUDITOR REPORT]

                                                                         ANNEX G

                   [FORM OF PREFERRED STOCK CONVERSION NOTICE]


                                     [date]


Champion Enterprises, Inc.
2701 Cambridge Court
Suite 300
Auburn Hills, Michigan  48326
Attention:
Telephone:
Facsimile:

Ladies and Gentlemen:

                  Reference is made to the Agreement (the "Agreement") dated as of March 29, 2002 by and between Champion Enterprises, Inc. ("Champion") and Fletcher International, Ltd. ("Fletcher"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

                  Fletcher hereby elects to convert _________ shares of Series C Preferred Stock into ________ shares of Common Stock at a Conversion Price (as defined in the Certificate of Rights and Preferences) of ____________. In accordance with Section 6 of the Certificate of Rights and Preferences, such shares of Common Stock shall be registered under the name ["Bear Stearns Securities Corp., as Custodian for Bear Stearns International Limited, Pledgee of Fletcher International, Ltd."] and delivered to Fletcher in certificated form at the address specified below:


                          [Bear Stearns Securities Corp.
                          1 Metrotech Center North, 8th Floor
                          Brooklyn, NY  11201
                          Attention:    Cashiers, 4th Floor
                                        Brandon Sica, Prime Broker Services
                          Telephone:  347-643-1991
                          F/B/O Fletcher International, Ltd.
                          Account #102-26934]

                                      FLETCHER INTERNATIONAL, LTD., by its
                                      duly authorized investment advisor,
                                      FLETCHER ASSET MANAGEMENT, INC.

                                      By: ____________________________________
                                      Name: __________________________________
                                      Title: _________________________________




                                      By: ____________________________________
                                      Name: __________________________________
                                      Title: _________________________________




AGREED AND ACKNOWLEDGED:
CHAMPION ENTERPRISES, INC.


By: ____________________________________
Name: __________________________________
Title: _________________________________

                                                                         ANNEX H

              [FORM OF PREFERRED STOCK CONVERSION DELIVERY NOTICE]


                                     [date]


Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
22 East 67th Street
New York, NY  10021
Attention:        Peter Zayfert
Telephone:        (212) 284-4800
Facsimile:        (212) 284-4801

Ladies and Gentlemen:

                  Reference is made to the Agreement (the "Agreement") dated as of March 29, 2002 by and between Champion Enterprises, Inc. ("Champion") and Fletcher International, Ltd. ("Fletcher"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

                  This notice confirms that _________ shares of Series C Preferred Stock have been converted by Fletcher into ________ shares of Common Stock at a Conversion Price (as defined in the Certificate of Rights and Preferences) of ____________. Attached are copies of the front and back of the ____ original stock certificates, each representing ______ shares of Common Stock, together with a copy of the overnight courier air bill which will be used to ship such stock certificates. We will send the original stock certificates, registered under the name ["Bear Stearns Securities Corp., as Custodian for Bear Stearns International Limited, Pledgee of Fletcher International, Ltd."], by overnight courier to the following address:

                         [Bear Stearns Securities Corp.
                         1 Metrotech Center North, 8th Floor
                         Brooklyn, NY  11201
                         Attention:    Cashiers, 4th Floor
                                       Brandon Sica, Prime Broker Services
                         Telephone:  347-643-1991
                         F/B/O Fletcher International, Ltd.
                         Account #102-26934]
with a copy to:

                                    [Fletcher International, Ltd.
                                    c/o Fletcher Asset Management, Inc.
                                    22 East 67th Street
                                    New York, NY  10021-5805
                                    Attention:       Peter Zayfert]

[If Preferred Stock certificates tendered by Fletcher are not being fully converted, insert the following - Also attached are copies of the front and back of the original stock certificate representing ______ shares of Series C Preferred Stock, representing the unconverted portion of the tendered Series C Preferred Stock certificates, together with a copy of the overnight courier air bill which will be used to ship such stock certificate. We will send the original stock certificate by overnight courier to Lehman Brothers Inc. at the address set forth in the previous paragraph.]

                                        CHAMPION ENTERPRISES, INC.

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                                                         ANNEX I


                         [FORM OF EXCESS RIGHTS NOTICE]

                                                    _____________, __

Champion Enterprises, Inc.
2701 Cambridge Court
Suite 300
Auburn Hills, Michigan  48326
Attention:

Ladies and Gentlemen:

                  Fletcher International, Ltd. ("Fletcher") hereby elects to exercise its right to convert/redeem some or all of its Series C Preferred Shares (as defined in the Agreement (the "Agreement")) dated as of March 29, 2002 by and between Champion Enterprises, Inc. ("Champion") and Fletcher and, in lieu of receipt of ________ Common Shares upon [conversion][redemption] of _______ Series C Preferred Shares, hereby requests creation of Excess Rights with a stated value of $________ in accordance with the terms of the Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.


                                        FLETCHER INTERNATIONAL, LTD., by its
                                        duly authorized investment advisor,
                                        FLETCHER ASSET MANAGEMENT, INC.



                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________



                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

AGREED AND ACKNOWLEDGED:
CHAMPION ENTERPRISES, INC.

By: ____________________________________
Name: __________________________________
Title: _________________________________

                                                                         ANNEX J

                      [FORM OF TWO YEAR CONVERSION NOTICE]

                                     [date]

Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
22 East 67th Street
New York, NY  10021
Attention:        Peter Zayfert
Telephone:        (212) 284-4800
Facsimile:        (212) 284-4801

Ladies and Gentlemen:

                  Reference is made to the Agreement (the "Agreement") dated as of March 29, 2002 by and between Champion Enterprises, Inc. ("Champion") and Fletcher International, Ltd. ("Fletcher") and the Certificate of Rights and Preferences of the Series C Cumulative Convertible Preferred Stock (the "Certificate"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement and the Certificate.

                  In compliance with Section 6(A)(i) of the Certificate, Champion hereby elects to convert ______ shares of Series C Cumulative Preferred Stock, which represents, all but not less than all of the shares of Series C Cumulative Preferred Stock. In compliance with Section 6(A)(i) of the Certificate, Champion hereby represents that the Company has sufficient Registered Common Stock to deliver to the Holder or Holders upon the closing of such conversion.


                                        CHAMPION ENTERPRISES, INC.


                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                                                         ANNEX K

                [FORM OF BUSINESS COMBINATION RESTRICTION NOTICE]

                                     [date]

Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
22 East 67th Street
New York, NY  10021
Attention:        Peter Zayfert
Telephone:        (212) 284-4800
Facsimile:        (212) 284-4801

Ladies and Gentlemen:

                  Reference is made to the Agreement (the "Agreement") dated as of March 29, 2002 by and between Champion Enterprises, Inc. ("Champion") and Fletcher International, Ltd. ("Fletcher") and the Certificate of Rights and Preferences of the Series C Cumulative Convertible Preferred Stock (the "Certificate"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement and the Certificate.

                  Champion hereby represents that public disclosure has been made of a Business Combination. [It hereby elects, pursuant to Section 6(F) of the Certificate of Rights and Preferences to redeem all outstanding Series C Preferred Shares for cash in the amount of $_____________. It hereby further elects, pursuant to Section 11 of the Agreement to redeem all outstanding Fletcher Rights for cash in the amount of $_______________.]


                                        CHAMPION ENTERPRISES, INC.


                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                                                         ANNEX L


                                [FORM OF WARRANT]

                                                                         ANNEX M

                          [FORM OF AMENDED AND RESTATED
                    CERTIFICATE OF RIGHTS AND PREFERENCES OF
              SERIES B-1 CUMULATIVE CONVERTIBLE PREFERRED STOCK OF
                           CHAMPION ENTERPRISES, INC.]

                                                                         ANNEX N

                [FORM OF CERTIFICATE OF RIGHTS AND PREFERENCES OF
          SERIES B-2, B-3, ETC. CUMULATIVE CONVERTIBLE PREFERRED STOCK
                         OF CHAMPION ENTERPRISES, INC.]

                                TABLE OF CONTENTS

                                                                          PAGE

1.    PURCHASE AND SALE......................................................1

2.    INITIAL CLOSING........................................................3

3.    SUBSEQUENT CLOSING.....................................................4

4.    REPRESENTATIONS AND WARRANTIES OF CHAMPION.............................4

5.    REGISTRATION PROVISIONS................................................9

6.    "MARKET STAND-OFF" AGREEMENT..........................................12

7.    CONVERSION AND REDEMPTION OF PREFERRED SHARES.........................13

8.    REPRESENTATIONS AND WARRANTIES OF FLETCHER............................15

9.    RIGHT OF FIRST OFFER..................................................16

10.      COVENANTS OF CHAMPION..............................................18

11.      CONSOLIDATION, MERGER, ETC.........................................19

12.      COVENANTS OF FLETCHER..............................................20

13.      LEGEND.............................................................21

14.      CONDITIONS PRECEDENT TO FLETCHER'S OBLIGATIONS.....................21

15.      CONDITIONS PRECEDENT TO CHAMPION'S OBLIGATIONS.....................22

16.      FEES AND EXPENSES..................................................22

17.      NON-PERFORMANCE....................................................22

18.      INDEMNIFICATION....................................................23

19.      SURVIVAL OF THE REPRESENTATIONS, WARRANTIES, ETC...................25

20.      NOTICES............................................................25

21.      MISCELLANEOUS......................................................26

ANNEXES

FORM OF CERTIFICATE OF RIGHTS AND
     PREFERENCES OF SERIES C CUMULATIVE CONVERTIBLE
     PREFERRED STOCK OF CHAMPION ENTERPRISES, INC..........................A-1
FORM OF FLETCHER NOTICE......................................................C
FORM OF REDEMPTION NOTICE ...................................................C
FORM OF CHAMPION NOTICE....................................................D-1
FORM OF DELIVERY NOTICE...............................................E-1, E-2
AUDITOR REPORT.............................................................F-1
FORM OF PREFERRED STOCK CONVERSION NOTICE.............................G-1, G-2

FORM OF PREFERRED STOCK CONVERSION DELIVERY NOTICE....................H-1, H-2
FORM OF EXCESS RIGHTS NOTICE...............................................I-1
FORM OF TWO YEAR CONVERSION NOTICE.........................................J-1
FORM OF BUSINESS COMBINATION RESTRICTION NOTICE............................K-1
FORM OF WARRANT............................................................L-1
FORM OF AMENDED AND RESTATED CERTIFICATE OF
     RIGHTS AND PREFERENCES OF SERIES B-1 CUMULATIVE CONVERTIBLE
     PREFERRED STOCK OF CHAMPION ENTERPRISES, INC..........................M-1
FORM OF CERTIFICATE OF RIGHTS AND PREFERENCES OF
     SERIES B-2, B-3, ETC. CUMULATIVE CONVERTIBLE PREFERRED STOCK
     OF CHAMPION ENTERPRISES, INC..........................................N-1

                             INDEX OF DEFINED TERMS

                                                                           PAGE




65 Day Notice................................................................14
Additional Issuance Price.....................................................4
Additional Preferred Shares...................................................1
Agreement.....................................................................1
Auditor Report................................................................9
Average Price................................................................14
Business Day..................................................................3
Certificate of Rights and Preferences.........................................1
Champion......................................................................1
Champion Indemnified Party...................................................24
Closing Date..................................................................2
Common Shares.................................................................3
Common Stock..................................................................1
Excess Rights................................................................14
Excess Rights Notice.........................................................14
Exchange Act..................................................................3
Exercisable Number...........................................................14
First Offer Shareholders.....................................................16
Fletcher......................................................................1
Fletcher Indemnified Party...................................................23
Fletcher Notice...............................................................2
Fletcher Notice Date.........................................................13
Fletcher Rights...............................................................1
Fletcher Rights Period........................................................2
Increase Notice..............................................................19
Indemnified Party............................................................24
Indemnifying Party...........................................................24
Initial Closing...............................................................1
Initial Closing Date..........................................................1
Initial Preferred Shares......................................................1
Investment Securities.........................................................3
Issuance Blockage............................................................13
Maximum Number...............................................................14
NASD..........................................................................3
Notice Period................................................................14
NYSE..........................................................................3
Offer Notice.................................................................16
Offered Shares...............................................................16
Original Number..............................................................13
Preferred Stock...............................................................7

Preferred Stock Conversion Delivery Notice...................................13
Preferred Stock Conversion Notice............................................13
Proceeding...................................................................23
Redemption Common Stock.......................................................2
Redemption Notice.............................................................2
Redemption Rights.............................................................2
Related Proceeding...........................................................27
Required Consent.............................................................13
Rights Commencement Date......................................................2
SEC...........................................................................7
Sec Filing....................................................................7
Securities Act................................................................7
Series C Preferred Shares.....................................................1
Series C Preferred Stock......................................................1
Subsequent Closing............................................................2
Subsequent Closing Date.......................................................2
Warrant.......................................................................1
Warrant Exercise Delivery Notice..............................................2
Warrant Exercise Notice.......................................................2







                                       -2-